EXHIBIT 99.2
CORPORATE PARTICIPANTS
Rosa Suarez
The Geo Group, Inc. — IR
George Zoley
The Geo Group, Inc. — Chairman, CEO
Jerry O’Rourke
The Geo Group, Inc. — CFO, VP Finance
CONFERENCE CALL PARTICIPANTS
Patrick Swindle
Avondale Partners — Analyst
Craig Kelleher
Regiment Capital — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
Emily Shanks
Lehman Brothers — Analyst
Anton Hie
Jefferies & Co. — Analyst
PRESENTATION

Operator
Good day ladies and gentlemen and welcome to the GEO Group 2006 second quarter earnings conference call. My name is Leticia and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to Rosa Suarez. Please proceed ma’am.

Rosa Suarez - The Geo Group, Inc. — IR
Thank you operator. Good morning everyone and thank you for joining us for today’s discussion of the GEO Group’s second quarter 2006 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Jerry O’Rourke, Chief Financial Officer, David Watson, Treasurer and Vice President of Finance, Brian Evans, Vice President of Accounting and Chief Accounting officer and Pablo Paez, Corporate Relations Director. This morning we will discuss our second quarter performance, current business development activities and conclude the call with a question-and-answer session. This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through September 11 at 1-888-286-8010. The pass code for the telephone replay is 89922405.
During the call we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found on the conference call section of our investor relations web page. Before I turn the call over to George please let me remind you that much of the information we will discuss today including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Thank you Rosa. Good morning to everyone. Thank you for joining me today as I provide an overview of GEO’s financial results for the second quarter of 2006. When I conclude my prepared remarks I will open the call up to a question-and-answer session.
I would like to begin by saying that we have had a very strong second quarter and first half of the year. Our operating and financial results have been driven by strong performance in all three of our business units of U.S. corrections, international services and GEO Care. As announced in the press release we issued yesterday we reported a 74% increase in second quarter 2006 pro forma income from continuing operations, to $7.6 million or $0.70 per share. From $4.4 million or $0.44 per share for the second quarter of 2005. Our second quarter pro forma income from continuing operations excludes an after-tax write-off of $800,000 or $0.07 per share in deferred financing fees, plus after-tax startup expenses of $400,000 or $0.04 per share related to the activation of our new contract in the United Kingdom for the management of the 198 bed Campsfield Immigration Centre.
On a GAAP basis we reported a 50% increase in second quarter 2006 income from continuing operations to $6.4 million or $0.59 per share based on 10.9 million shares outstanding from $4.3 million or $0.43 per share based on 9.9 million shares outstanding. In the first six months of 2006, pro forma income from continuing operations increased 85% to $12.5 million or $1.20 per share from $6.8 million or $0.68 per share from the first six months of 2005.
Our year-to-date pro forma income from continuing operations excludes the same after-tax write-off of $800,000 or $0.08 per share in deferred financing fees, as well as after-tax startup expenses of $600,000 or $0.06 per share related to the activation of the 198 bed Campsfield Immigration Centre in the U.K.
Our reported GAAP income from continuing operations for the first half of 2006 increased 66% to $11.1 million or $1.06 per share from $6.7 million or $0.67 per share for the same period in 2005. Our strong results during the second quarter of the year and overall during the first half of the year are primarily attributable to the acquisition of Correctional Services Corporation, strong occupancy levels at a number of our existing facilities and the activation of new contracts earlier this year and during the second quarter.
Our strong occupancy levels have been driven by increased demand from our federal clients as a result of the implementation of the secure border initiative. Higher demand at the federal level has also allowed us to increase our contract capacity at a number of facilities which I will elaborate on later in the call.
Our earnings results include a charge of approximately $0.02 per share or $0.08 per share on an annualized basis related to the expensing of stock options and restricted stock. Second quarter 2006 revenue increased 37% to $208.7 million from $152.6 million for the same period in 2005. Second quarter 2006 revenues reflect approximately $17 million in pass-through construction revenues related to a number of projects under development. Compared to $3 million in construction revenues during the second quarter of 2005. Thus our second quarter 2006 operational revenues reflect a 28% increase over 2005. Approximately 50% of the operating revenue increase can be attributed to the acquisition of Correctional Services Corporation in November of 2005.
The other half of the operating revenue increase is due to several factors, including strong financial results at our San Diego facility for the U.S. marshals under our newly fixed-price contract. Increased population at our South Bay, Florida facility resulting from the completion of a 543 bed expansion to the facility at the end of the second quarter of 2005.
The activation of our new contract in Indiana for the management of the 2,416 bed New Castle Correctional Facility and the activation of two new management contracts by our subsidiary GEO Care, for a 200 bed forensic hospital in Florida and for a 230 bed long-term care facility in New Mexico earlier this year. The activation of three new contracts during the second quarter of the year starting with the 198 bed Campsfield Immigration Centre in the U.K. followed by a contract with the State of Idaho for the housing of up to 450 Idaho inmates at our Newton Texas facility and a new contract for the continued management of the 1,883 bed George W. Hill Correctional Facility in Delaware County, Pennsylvania under improved financial terms. And increased occupancy at several federal facilities.
Revenue for the first six months of 2006 increased 31% to $394.6 million from $300.9 million for the same period in 2005 excluding construction revenues our year-to-date operating revenues reflect a 28% increase over 2005.
Operating expenses for the second quarter of 2006 increased 34% to $172.4 million from $128.7 million for the same period in 2005. Second quarter 2006 operating expenses include after-tax startup expenses of $400,000 related to the activation of our new U.K. contract. Operating expenses for the first six months of 2006 increased 28% to $326.2 million from $254.5 million for the first half of last year. These increases in operating expenses are consistent with the increases in revenues.
Second quarter 2006 G&A expenses increased 13% to $14.3 million from $12.7 million for the same period a year ago. G&A expenses for the first six months of 2006 increased 18% to $28.3 million from $24.1 million for the same period in 2005. These increases reflect increased staff and business development activities by our subsidiaries, GEO Care and GEO U.K. and our continued correctional marketing efforts.
Our effected tax rate for the second quarter of 2006 was approximately 38%. We expect our effective tax rate to remain at 38% for the remainder of 2006. Our average correctional per diem rate for the second quarter of 2006 was $49.68 compared to $48.51 for the second quarter of 2005. Our companywide paid occupancy rate was approximately 100% excluding our idle facilities in Jena, Louisiana and Baldwin, Michigan as well as 1,350 beds in excess capacity at our New Castle, Indiana facility.
Our second quarter 2006 adjusted EBITDA increased 115% to $23 million from $10.7 million in the second quarter of 2005. Adjusted EBITDA for the first six months of 2006 increased 93% to $41.7 million from $21.6 million from the same period in 2005. Our adjusted EBITDAR for the second quarter of 2006 increased 75% to $29.1 million from $16.6 million for the second quarter of 2005. EBITDAR for the first half of 2006 increased 62% to $53.9 million from $33.3 million for the same period a year ago. Our adjusted EBITDA is defined as EBITDA excluding deferred financing fees and startup expenses, and our EBITDAR is defined as adjusted EBITDA including lease rental expense.
Our second quarter 2006 adjusted free cash flow increased 155% to $11.4 million from $4.5 million for the second quarter of 2005. Our year-to-date adjusted free cash flow increased 115% to $22.6 million from $10.5 million a year ago. Our adjusted free cash flow is defined as income from continuing operations after giving effect to certain items set forth in the reconciliation table found on our website.
Turning to our balance sheet, cash at the end of the second quarter was approximately $99 million, excluding approximately $31 million of restricted cash. As you are probably aware on June 12 we completed a follow-on offering of 3 million shares of our common stock which we priced at $35.46. We used the net proceeds of approximately $100 million from the offering to repay approximately $75 million in term loan debt. We will use the balance of the proceeds to finance general corporate needs. With this debt repayment our balance sheet reflects approximately $150 million in senior unsecured notes, as well as nonrecourse debt of approximately $142 million.
Based on our cash on hand our net recourse debt is approximately $52 million. In addition we have available a $100 million revolver facility bearing interest at LIBOR plus 2%. We have presently set-aside approximately $46 million for letters of credit under the revolver. We are delighted to have been able to deleverage the Company with the proceeds of our recent equity offering. Based on our strong free cash flow generation and our increased borrowing capacity, we believe that we have approximately $400 million in financial capacity that can be applied toward the continued growth of the Company.
This concludes my overview of our financial performance during the second quarter. I would like to discuss our announced stock split. As announced yesterday, our board of directors has declared a 3 for 2 split of our common stock. The stock split will occur on October 2 to our shareholders of record on September 15. Shareholders will receive one additional share of common stock for every two shares held on that date. Our diluted shares outstanding will increase from 12.9 million to 19.5 million shares following the stock split. We feel that the stock split will increase the liquidity of our stock and have an overall positive impact for our shareholders.
Now turning to our guidance. We are revising our previously issued earnings guidance for 2006 to a pro forma range of $2.40 to $2.47 per share before the impact of $0.07 per share in deferred financing fees during the second quarter, and $0.16 per share primarily related to after-tax startup expenses related to the facility openings this year. We are raising our previously issued revenue guidance for 2006 to a revised range of $862 million to $872 million inclusive of approximately $80 million in pass-through construction revenues. This new earnings guidance does not reflect the impact of our announced 3 for 2 stock split.
Based on our strong financial performance in the first half of the year and an improved outlook for the second half of the year we are raising our third quarter earnings guidance to a pro forma range of $0.62 to $0.65 per share, and third quarter revenue guidance to a range of $230 to $235 million. Inclusive of approximately $29 million in pass-through construction revenues. Our third quarter pro forma earnings guidance excludes $0.04 per share in projected after-tax startup expenses related to the opening of the 600 bed expansion of our Lawton, Oklahoma facility.
We are revising our fourth quarter earnings guidance to a pro forma range of $0.60 to $0.64 per share and fourth quarter revenue to a range of $237 to $242 million inclusive of approximately $34 million in pass-through construction revenues. Our fourth quarter pro forma earnings guidance excludes $0.04 per share in projected after-tax startup expenses related to the opening of the 1000 bed sexual offender facility in

Florence, Arizona. Our earnings guidance includes a charge of $0.02 per share per quarter or $0.08 per share on an annualized basis related to the expensing of stock options and restricted stock.
Now I would like to give you an update on our recent contract activations and our projects currently under development. With regard to our new contracts we have activated five new contracts during the second quarter. On May 29, GEO U.K. assumed management operation of the 198 bed Campsfield Immigration Centre in England. This contract is expected to generate $10 million in annualized operating revenues. In the month of June we activated a new contract with the State of Idaho for the housing of up to 450 Idaho inmates at the Newton County Correctional Center in Texas. The Idaho contract is expected to generate approximately $8 million in annual operating revenues. Subsequently, Newton County executed an amendment to its contract with the Texas Department of Criminal Justice increasing the number of Texas inmates to be housed at the Newton County facility under our management from 336 to 736, thus filling the Newton facility with only Texas inmates.
In order to make all of the Newton beds available to the Texas Department of Criminal Justice we reached agreement with the Idaho DOC to transfer the 450 Idaho inmates from the Newton, Texas facility to two other GEO managed facilities in Texas, the Bill Clayton Detention Center in Littlefield and the Dickens County Correctional Center in Spur, Texas both of which are in closer proximity to the state of Idaho. Additionally, approximately 300 Wyoming inmates were moved out of our Bill Clayton facility to a non GEO facility. These transfers are now complete and we have allowed us to maximize the use of our available beds at all three locations.
On July 1, we assumed management of the 545 bed Florida Civil Commitment Center in Arcadia, Florida. This Center is expected to generate approximately $7 million in revenues during 2006 under an interim management agreement. In addition we have received a contract award for the long-term management of the operation of the Center. The long-term contract which is scheduled to start approximately January 1, 2007 has an initial term of five years and three five-year renewal option periods and is expected to generate approximately $20 million in annual operating revenues during the first year term. Also under the contract expected to begin in early 2007 we will begin construction of a new 660 bed replacement facility which will be financed through the sale of tax-exempt nonrecourse bonds. We will assume the operation of the new facility upon its completion in late 2008 under the terms of the operations contract.
In addition GEO Care has signed a contract for the provision of mental health services at the Palm Beach County jail in Florida. This new contract which began on May 1 is expected to generate approximately $2.7 million in annual revenues. On June 1 we signed a new contract with Delaware County for the continued management of the 1,883 bed George Hill Correctional facility. The new contract has initial contract term of 19 months with successive two-year renewal option periods. The contract is expected to generate approximately $36.6 million in annual operating revenues during the first year term.
In addition to these newly activated contracts we added approximately 750 incremental beds involving seven facilities which required no construction. Furthermore, we currently have eight projects totaling over 6,700 beds under development. These projects are expected to generate $88 million in combined annual operating revenues when opened between the second half of 2006 and year-end 2007. In Oklahoma, we expect to complete construction and begin prisoner intake starting in September and continue through October at our 600 bed expansion to the 1,918 bed Lawton Correctional facility. This expansion is expected to generate approximately $9 million in additional operating revenues on a full year normalized basis. This expansion will further enhance our position as the largest provider of privately managed beds for the state of Oklahoma.
In June, Reeves County and GEO were awarded a four-year contract by the Federal Bureau of Prisons for the housing of up to 1,356 criminal aliens for the RCDC Phase III unit under the BOP’s Car 5 procurement. The 1,356 BOP inmates will replace 864 Arizona inmates currently being housed at the Center. RCDC I and II currently house approximately 2200 BOP inmates and with the recent car 5 award the entire RCDC complex will have a new contract capacity of 3,556 federal beds representing an increase of 356 beds. We manage the Center with a small management team under a management agreement with the County while all other employees remain on the County payroll. The car 5 contract has an initial contract term of four years with three two-year renewal option periods.
Under the current contract arrangement with the County and the Arizona Department of Corrections payments are made directly to us in the amount of approximately $11 million per year. Under the new contract with the BOP all payments will be made directly to the County and we will only report our management contract fee and management staff expense reimbursement as contract revenue. We expect to complete the transition from Arizona inmates to BOP inmates at the Reeves County facility detention center during the month of December.
Concurrently in Florence, Arizona we expect to complete the construction of a 1,000 bed, bond financed sex offender facility and begin the intake of prisoners sometime in December 2006. The facility will house Arizona inmates and will generate approximately $22 million in annual operating revenues and make GEO the largest private prison provider to the State of Arizona.

In Florida we are expanding the 750 bed Moore Haven Correctional Facility by 235 beds using state-sponsored tax-exempt bond financing. The expansion is expected to be completed in the first quarter of 2007 and will generate approximately $3 million in additional annualized operating revenues. In Graceville, Florida we are constructing a 1,500 bed prison using state-sponsored nonrecourse tax-exempt bonds. We expect that this prison will be completed in the third quarter of 2007 and will generate approximately $21 million in annualized operating revenues. Upon the completion of the Graceville prison GEO will be the largest private prison provider to the State of Florida.
In Texas we are undertaking the expansion of our company-owned 875 bed Val Verde Correctional facility by 576 beds in anticipation of additional federal detention bed needs along the United States southern border. The facility primarily houses prisoners on behalf of the U.S. Marshals service. We will use our free cash flow to finance the expansion which is estimated to cost approximately $30 million. It is expected to be completed in the third quarter of 2007. Once completed the 576 bed expansion is expected to generate approximately $10.6 million in additional annual operating revenues.
As I stated earlier in the call we are experiencing increased occupancy levels at a number of our facilities as a result of the federal government secure border initiative. On August 1 we announced that we have executed a contract amendment with ICE to expand the contract capacity of the 1,020 beds south Texas detention complex in Pearsall, Texas by 884 beds by adding additional bunk beds. We have already filled 200 of the 884 incremental beds. Actually we have filled 300 as of today of the additional 884 incremental beds. The 884 bed capacity expansion is expected to generate approximately $8.3 million in additional annual operating revenues at full capacity. The expanded transportation services are expected to generate approximately $3 million in additional annual operating revenues.
Finally, in Clayton, New Mexico we are in the final stages of our negotiations for the design, bond financing and construction of a new 600 bed County jail that is intended to house State of New Mexico prisoners. We expect to commence construction of this project by the end of the year with projected completion date in early 2008. This facility is expected to generate $11 million in annual operating revenues once completed, further enhancing our position as the largest private prison bed provider in the State of New Mexico.
In addition to our 6,700 beds under development we are actively marketing 2,150 empty beds located at three facilities. In Indiana the New Castle Correctional facility which was built by the state on an oversized basis, we have approximately 1,350 available beds. We are working with the Indiana Department of Corrections to achieve full utilization of this facility either by the State of Indiana or by marketing these beds to other local, state and federal jurisdictions.
In Michigan and Louisiana we are continuing our efforts to open our Baldwin and Jena Correctional facilities. These two facilities have a combined capacity of more than 800 beds. We are actively marketing these two facilities to local, state and federal correctional and detention agencies. The Michigan Legislature is considering new legislation that will authorize GEO to house out-of-state prisoners at our Baldwin facilities subject to certain limitations that are commonly found in legislation of this kind passed in other states. We are hopeful this new legislation will be passed and signed into law over the next 30 days.
You may have read recently that the State of California would like to explore the possibility of sending between 5,000 and 10,000 undocumented felons or foreign nationals subject to deportation and currently housed within its state facilities to out-of-state facilities in order to free up space in the state’s overcrowded prisons. To this end the State of California has recently issued a request for information pertaining to available beds around the country. We have responded to this request and representatives from California have visited all three of our facilities last week. We expect to continue our dialogue with California as the state looks for solutions to its correctional needs.
In addition to our 2,150 immediately available beds we have identified an additional 1,250 incremental beds involving seven state and federal facilities that require little or no construction. We are hopeful of moving forward with most of these beds by the end of 2006.
Moving to our pending proposals we have submitted proposals and are awaiting awards or in the process of submitting proposals for projects totaling approximately 8,000 beds. In Texas we have a pending proposals with U.S. Marshals service for up to 2,800 beds in Laredo. This project has been under consideration by the U.S. Marshals service for some time. On Wednesday the U.S. Marshals service and OFDT jointly issued a solicitation amendment that reduces the total number of requested beds from 2,800 to 1,500 and simplifies the pricing structure. A contract will be awarded for initial five-year term with three five-year renewal options. Responses to this amendment are due September 14. Based on this development we believe that the project will move forward more expeditiously with a contract being awarded by the end of the year or early 2007.
In California we are evaluating the possibility of a final proposal submission in response to the recent 400 bed procurement for modified community correctional beds. We are presently the largest provider of private prison beds to the State of California. Proposals for this procurement are due August 23. While funding for these beds has not yet been appropriated as yet it is our understanding that the state intends to proceed with the RFP. In fact Governor Schwarzenegger has called for a special legislative session to deal specifically with prison reform. This special session commenced this past Monday and we are closely monitoring its outcome.
In Colorado we are continuing our negotiations with the state for the development and management of a 1,000 bed prison for prerelease and return to custody inmates to be located in the Pueblo area. We hope to complete these negotiations and begin construction of the facility using tax-exempt non-recourse bonds by the end of the year.
We have more recently received from the State of Colorado a notice of intent to award a contract to GEO for a 1,500 bed facility and we are in negotiations with the state on the project. Furthermore at the federal level the President’s 2007 proposed budget provides approximately $447 million under the secure border initiative for 6,700 new immigration detention beds in addition to funding for more than 1,800 new contract beds for the bureau of prisons and more than 9,500 new detention beds for the U.S. Marshals service.
Also in June of this year Congress approved a supplemental appropriations bill which allocated additional resources for the federal detention agencies and we are already seeing how ICE in particular is using these resources to address its detention beds needs by expanding its capacity under existing contracts and IGAs. With regard to our rebids the bureau of prisons issued its car 6 procurement for up to 7,000 beds in existing facilities; currently these inmates are housed in four West Texas facilities under four intergovernmental service agreements entered into with the local governments including Reeves County. The Reeves County facility which is managed by GEO and houses approximately 2,200 BOP inmates. We have submitted our joint bid with Reeves County and expect contract awards under car 6 to be made by the bureau in the first quarter of 2007.
In addition we have submitted a proposal for the continued management of our 130 bed Bronx community correctional center which is currently being rebid by the BOP. We expect a contract award for this rebid will be made by the end of the year. Two additional rebids under ICE have been submitted and are currently under agency evaluation. The first is the 356 bed Aurora ICE processing center and the 100 bed migrant operations center located in Guantanamo, Bay Cuba. We expect both of these contracts to be awarded late third quarter or early fourth quarter.
Finally, on Wednesday, the BOP issued the car 7 solicitation for the rebid of our 2,048 bed Taft Correctional institution contract. Proposals are due November 8th and we expect the award will be made sometime in the first quarter of 2007. In addition to these pending proposals we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling between 5,000 and 10,000 beds both domestically and internationally. In Arizona the state Legislature has recently approved legislation calling for the procurement of up to 3,000 prison beds. We believe the solicitations will be issued late this year or early next year.
Internationally we are waiting an RFP for a new 700 bed facility in the United Kingdom. Also in the United Kingdom the home secretary stated there will be an immediate need for 4,000 new beds to public/private partnership initiatives. We believe that our new GEO U.K. subsidiary is well positioned to compete for these 4,000 potential new beds.
In addition we have identified 12 other European countries that are currently at various stages of development and analysis for the introduction of public/private partnership correctional projects. With regard to mental health and residential treatment opportunities, we expect GEO Care to compete for approximately 500 additional beds by year end.
In closing, I would like to make a few remarks regarding our outlook for the remainder of 2006. We are absolutely delighted with our strong financial performance by all three of our business units during the first half of the year. Primarily based on higher occupancy levels, new contracts and successful operations. We have successfully activated five new contracts during the second quarter which I just covered as well as three new facilities earlier in the year. Our acquisition of Correctional Services Corporation continues to be very successful on an operational and financial basis with several of the former CFC facilities posting increased occupancy levels and strong financial results. We have over 6,700 new beds still under development with known clients. We expect to add an additional $88 million in annual revenues when these new beds are completed and opened between the second half of 2006 and year-end 2007.
This organic growth is complemented by the interest of various federal and state agencies in the 2,150 empty beds that we have immediately available. And we have added over 1,600 incremental beds for the year so far and have identified another 1,250. We remain optimistic about the future growth prospects of our three business units, U.S. corrections, international services, and GEO Care. This concludes my presentation and I would now like to open up the call to any questions.

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Patrick Swindle, Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst
A couple of questions first on timing. With Lawton what is your current expectation on how quickly you will ramp the 600 beds at that facility?

George Zoley - The Geo Group, Inc. — Chairman, CEO
I said it would take place over an eight-week period starting in September.

Patrick Swindle - Avondale Partners — Analyst
Do you expect to utilize all those beds within that time frame?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes.

Patrick Swindle - Avondale Partners — Analyst
And then on the Florence facility, if I remember correctly that is a take or pay contract, what will catalyze the beginning of that contract? Will it be the completion of the facility and you’re making it available to the state?

George Zoley - The Geo Group, Inc. — Chairman, CEO
I believe it will be to achieve the 90% occupancy level. That is the point that the most conservative interpretation of when the guarantee kicks in.

Patrick Swindle - Avondale Partners — Analyst
Okay. Next question. On car 6 did you submit any facilities other than Reeves County for beds under the car 6 procurement?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Let me go back to the previous question. And I believe that point will occur by the end of December. Could you repeat your next question?

Patrick Swindle - Avondale Partners — Analyst
Did you submit any facilities other than Reeves County for the car 6 procurement?

George Zoley - The Geo Group, Inc. — Chairman, CEO
No.

Patrick Swindle - Avondale Partners — Analyst
Next question on the CPB conference call earlier in the week they mentioned that they believe they have rights to two of the facilities that you acquired under CFC; I guess the Frio County, Texas facility and the Tacoma, Washington facility. And I was wondering if you could elaborate a bit on what your position is on that assertion?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well I can understand why they would believe what they are saying but we have retained outside counsel and in fact the same counsel that developed the documents in question. And our legal advice is that they do not have such rights.

Patrick Swindle - Avondale Partners — Analyst
To the extent that the dispute continues between the two companies, how would you expect that would be resolved?

George Zoley - The Geo Group, Inc. — Chairman, CEO
I hope amicably.

Patrick Swindle - Avondale Partners — Analyst
All right. And then the last question, you indicated that you believe you have roughly $400 million in available capacity. Is that under already committed bank facilities plus the cash you have on hand?

Unidentified Company Representative
No, that is basically taking a look at our current cash flows and the availability to lever up is that need arises. And obviously that $400 million would be complemented by using other types of nonrecourse debt that are in addition available to us.

Patrick Swindle - Avondale Partners — Analyst
So that $400 million would be excluding nonrecourse and it would be effectively levering up to around 4 to 4.5 times EBITDA.

Unidentified Company Representative
That’s correct.

Operator
Jeff Kessler, Lehman Brothers.

Unidentified Speaker
Hi guys. This is [Marlin] for Jeff. Firstly congratulations on a great first half of the year. A quick question all obviously as your occupancy levels and your performance in all the facilities have improved over the year, you have raised guidance a couple of times. And I was just curious for the full-year guidance that you have given now, what sort of occupancy levels or ramp up forecast are you using internally? I mean basically getting to the point how conservative could this potentially be?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, as I said earlier I think we are effectively at 100% occupancy level for paid beds. But our capacity continues to increase as we explore the possibility of adding further incremental beds and explore the possibility of additional expansions. Because we are facing the unprecedented need particularly at the federal level, although there is a very strong state need. And I think I referenced a number of state projects we have going on in Florida, in Oklahoma and Arizona, in New Mexico. So we have a very strong state pipeline of growth. But the federal government’s growth is truly unprecedented where I would estimate that the private beds represent probably 20% or more of the overall federal beds. And maybe more specifically I think there is at least 30,000 privately managed beds at this point. And it is a question of how long can this be sustained. I believe that the federal government is really just playing catch-up. For a number of years there was very little growth and it is really only occurred significantly since the year 2000 when they had very few beds in their pipeline, probably less than 10,000 beds. And it is a stair-step effect in governmental usership they wait and wait and wait and suddenly they need a lot and they fund a lot. Last year they didn’t fund very much. This year they are stepping up significantly and the underlying question is can this growth be sustained? It is obviously part of the secure border initiative.
The secure border initiative has gotten political attention from Washington throughout the country and by my estimation the cost of the private detention beds is less than $1 billion, less than $1 billion, and I think by that number and the size of our budget it can in fact be sustained. I think it is a relatively modest price for a secure border initiative. Then I would draw your attention to the Inspector General office report of April 2006 for the Department of Homeland Security which says “even with the new beds that Congress is funding this year which will bring ICE to 27,500 beds they need an additional 34,000 beds. An additional 34,000 beds to do their job properly to have a real secure border initiative. So that means really a doubling of the beds we presently have under private management. And that would be another billion dollars. And I think that is sustainable.

Unidentified Speaker
Thanks. That’s a lot of detail. One thing you obviously provide a lot of color in your pipeline in the U.S. and you also mention a lot on the international side. Could you give a little color on your GEO Care facility, which obviously seems to be doing well and the potential opportunities with respect just to the GEO Care?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well, let me give some description of the GEO Care business model. First of all, it is different in the respect that it takes over existing facilities and the timeline for generating revenues is cut in half compared to that of corrections. Instead of a two or three-year timeline from the point that you compete in an RFP to the time you start generating revenues which usually means you have to build a new facility. GEO Care takes over an existing facility at the end of the RFP contract process and contract negotiation. So it is about a twelve-month time period where you take over an existing facility with existing employees and then you build the new replacement facilities thereafter. But the important point is that the timeline for generation of revenues is cut in half.
The other distinguishing characteristic is the capital requirements for GEO Care are de minimis. They are almost nothing because all of the capital required for the financing facilities is government-sponsored nonrecourse bonds. Which is (technical difficulty) so the management fees which are imputed against the operating margins are excellent; an excellent return on investment because the investment is literally nothing. Then you look at the revenue generation of the GEO Care beds which are four to five times as much as correctional beds. The typical correctional bed generates only $20,000 to $25,000 per year as compared to the GEO Care bed which generates in excess of $100,000 per year per bed. So we are very pleased with that business model that has gone from one contract last year to now five contracts, and we expect very significant growth in that business unit.

Unidentified Speaker
Awesome. And one final question. I guess obviously the industry demand is great and it looks good for next year to two years, and you guys seem to be getting a good share of that as well. Obviously you are looking to do expansions and (indiscernible) as much as you can, with respect to how much can you really expand with your existing facilities and what sort of acquisition pipeline are you guys looking at?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well it is a moving target every day. Every time we look at our portfolio of facilities we come up with something different. We have become more imaginative as to what we can do but we have been land banking for the last couple of years; meaning we have been buying properties in near proximity to our existing facilities. So we have significant additional potential, but we don’t want to outstrip the need and we are very closely monitoring what the federal needs are. But those needs can jump very quickly. So we are preparing ourselves to react to those needs on the basis of incremental beds, as well as which require no construction to actual physical expansions of our facilities.

Operator
Craig Kelleher with Regiment Capital.

Craig Kelleher - Regiment Capital — Analyst
Most of my questions have been asked actually but just given kind of the comments that Cornell made on their call earlier this week and exploring strategic options, I mean is that something that you guys would look at?

George Zoley - The Geo Group, Inc. — Chairman, CEO
I guess I didn’t listen to that call, so I really can’t comment on it.

Craig Kelleher - Regiment Capital — Analyst
Are you familiar with those assets to a certain extent?

George Zoley - The Geo Group, Inc. — Chairman, CEO
What assets?

Craig Kelleher - Regiment Capital — Analyst
Cornell’s.

George Zoley - The Geo Group, Inc. — Chairman, CEO
I am familiar with the company. But I really can’t comment on that question. Next question please.

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Securities — Analyst
I’m hoping we could get a little bit more granular on what is happening in Colorado with respect to Pueblo, and the newest procurements. If you could kind of — we are trying to get some sense as to the timing and the likelihood of these projects coming up or at least getting up and running in the time frame that I think you talked about. So could you kind of talk about the hurdles that need to be overcome before Pueblo comes online and then the one that you guys won earlier this year?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Okay. I’ll do my best. Pueblo — Colorado is really a challenge of economics. It is a challenge of economics in the respect that it is a high labor cost state, and it is a relatively modest per diem payment state. I believe that per diem payment in the State of Colorado is lower now than it was 10 years ago. So to do a facility in the State of Colorado requires a certain scale in order to make those economics balance out. And that is why I think you heard me say today that the project we are pursuing for the Pueblo area has gone from 500 beds to 1,000 because it didn’t work at 500, it didn’t work at 750. We are hoping to make it work at 1,000 but it still depends on certain issues and assurances from the state that we are in negotiation on, on that project as well as the other 1,500 bed project. But the basic issues in that state are economics and they relate to the very high cost of wages and the relatively modest per diem that is state mandated. It is legislatively mandated.

Todd Van Fleet - First Analysis Securities — Analyst
So with respect to zoning, are there anymore zoning issues related to Pueblo?

George Zoley - The Geo Group, Inc. — Chairman, CEO
No.

Todd Van Fleet - First Analysis Securities — Analyst
So you overcame that issue. And then the 1,500 beds, do you have a site for that and are there any zoning issues related to that?

George Zoley - The Geo Group, Inc. — Chairman, CEO
The zoning issues are really not the critical issues. If you can’t work it economically you really don’t need to deal with anything else.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. And the overcrowding problems in the state obviously aren’t going away; so when would you expect resolution to the economic issues that you described?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well I think we’ve had some very meaningful meetings recently in the last 30 days, and as well as the other companies that have received tentative awards. I think we’re all asking for the same things. And it is up to the state to decide what they are going to do.

Todd Van Fleet - First Analysis Securities — Analyst
I guess just kind of a big picture question, obviously you guys have a huge amount on your plate at this stage. How much are you concerned about execution risk and GEO’s ability to perform on each of these contracts as effectively as need be? How much time do you spend on worrying about or thinking about or focusing on eliminating the execution risk to the extent that they potentially arise?

George Zoley - The Geo Group, Inc. — Chairman, CEO
It is not very much. I mean there is some logistical issues in the transfer of the Arizona inmates back to Arizona and bringing BOP in but that is all very doable. We have three very strong regional offices that take care of the day-to-day execution responsibilities. So do I lose sleep at night thinking about operational issues? Absolutely, not.

Todd Van Fleet - First Analysis Securities — Analyst
Staffing requirements that sort of thing, you feel that you can find the necessary staff to support these expansions and the overall demand that is out there?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes, absolutely.

Operator
Patrick Swindle, Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst
You mentioned that in the Newton County facility that you had moved the Idaho inmates from that facility and that you are working on a contract with Texas. Have you already begun receiving inmates from Texas to backfill the facility?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes. And we will be full at all three facilities I guess by next week.

Patrick Swindle - Avondale Partners — Analyst
Perfect. And then I guess you mentioned on a call earlier this year the potential that you might be building replacement facilities for some of those that were coming up, I guess leases coming up in ‘08 related to CPV. Have you all broken ground on any facilities at this point yet?

George Zoley - The Geo Group, Inc. — Chairman, CEO
No, we have not, and there is nothing further to report on that at this time.

Patrick Swindle - Avondale Partners — Analyst
Perfect. Thank you very much.

George Zoley - The Geo Group, Inc. — Chairman, CEO
I don’t think we’re going to have any beds available in the State of Texas by next week.

Patrick Swindle - Avondale Partners — Analyst
Perfect. And then I did have one other question. You mentioned the car 7 procurement and in putting your Taft facility up for bid. Do you all feel pretty good about a renewal at Taft?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes. I think we’ve been there a long time and delivered good professional service and we will submit a very competitive proposal. And our retention rate historically I think exceeds 90%, so we feel good.

Operator
Emily Shanks, Lehman Brothers.

Emily Shanks - Lehman Brothers — Analyst
Thank you for taking the question, I guess I was at the back of the queue. I have a quick one just around capital expenditures. What do you — what are you looking for for full year ‘06? To spend?

George Zoley - The Geo Group, Inc. — Chairman, CEO
As far as funded by the company it really just involves Val Verde and I would say it is $15 million of the $30 million — there’s other capital projects in place but they are bond financed projects.

Emily Shanks - Lehman Brothers — Analyst
Right. So —

George Zoley - The Geo Group, Inc. — Chairman, CEO
No company capital.

Emily Shanks - Lehman Brothers — Analyst
Right. And the Val Verde is $15 million in the second half of ‘06?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes.

Emily Shanks - Lehman Brothers — Analyst
Perfect. Thank you.

Operator
Anton Hie, Jefferies & Company.

Anton Hie - Jefferies & Co. — Analyst
A quick housekeeping question about the share count; what was that at the end of the quarter?

George Zoley - The Geo Group, Inc. — Chairman, CEO
The share count at the end of the quarter?

Anton Hie - Jefferies & Co. — Analyst
Yes.

Unidentified Company Representative
10 924 was the weighted average shares outstanding. 10,924,000.

Anton Hie - Jefferies & Co. — Analyst
Right. But do you have the snapshot figures for the quarter?

Unidentified Company Representative
12 972.

Anton Hie - Jefferies & Co. — Analyst
Thank you. How should we think about G&A expenses? Actually had a surprising amount of leverage on that sequentially and just wondering how we should think about that trending forward?

Unidentified Company Representative
The increase in the G&A that you are mentioning Anton, has got to do with obviously our continued investment in the business development activities that we’re seeing. And also we have had to plus up some of our bonus calculations so those are driving it.

Anton Hie - Jefferies & Co. — Analyst
And going forward as you pursue additional business, especially overseas should we continue to see that? I mean it actually was — it didn’t increase as much as I would have expected and I would like to know if we can see (indiscernible) back-end loading of that or anything?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well I think we have the G&A for $1 billion company and it is just under 7%. Unfortunately at this time. But our target is to get down to 5% in the future. So where do we want it to go? We want it to go down and the target is 5% as we approach the billion mark.

Anton Hie - Jefferies & Co. — Analyst
That’s what I was looking for George. How should we view the incremental beds that you added especially in the second quarter and then going forwards to the back half of the year? Are these going to be long-term, is this a long-term solution for these customers or is it really more of a stop-gap measure and then we will see them either begin additional expansion projects with you for sort of primary level beds. Or are these incremental beds there to stay?

George Zoley - The Geo Group, Inc. — Chairman, CEO
Well in many situations the need seems to be localized. We have added incremental beds to certain facilities and we are actually in discussion to add even more beds at the same facilities. But I think at some point they are going to say enough is enough and they will think about another location at some point. That’s the best I can do with that question.

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Securities — Analyst
I just want to circle back on the capital structure. Jerry, if you could share with us your thoughts regarding what you think the ideal cap structure is perhaps for GEO as you look ahead over the next year or two years? And I don’t know if you think about it in the context of just the recourse debt? And you think about it differently as you would including the nonrecourse debt? I mean is there a targeted cap structure people in this industry tend to or different companies in the industry tend to approach it kind of 50-50 debt to equity? Are there any thoughts you could share with us along those lines?

Jerry O’Rourke - The Geo Group, Inc. — CFO, VP Finance
Well obviously the injection of $100 million in equity here that we’ve just completed is a recharging of the balance sheet, that will give us an absolutely solid balance sheet to propel us for future growth in the next and in the foreseeable future. And obviously we will take on opportunities to use our balance sheet when it is needed and available, but complementing that we absolutely in the past and in the future will also look to a nonrecourse debt as a way of financing projects. Which from a shareholder standpoint is a much better use of other folk’s money to enhance the return to shareholders.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. So just having the nonrecourse debt on your balance sheet that is not necessarily something that you are opposed to?

Jerry O’Rourke - The Geo Group, Inc. — CFO, VP Finance
Oh, no, absolutely not because it is totally transparent, its on there for an accounting standpoint because of the accounting rules. But that is fully indemnified with government commitments of cash flow.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. Are there any I’m thinking about the Frio and Tacoma issues here where you have nonrecourse debt at play and incidence of ownership and that sort of thing. You all are apparently comfortable that just having these assets on your books does not imply some sort of incidence of ownership.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Yes, we are comfortable with it.

Unidentified Company Representative
We have had it legally reviewed.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, all right. Very good. Thanks very much.

Operator
Ladies and gentlemen, this now concludes the question-and-answer session. At this time I will turn the call over to George Zoley for closing remarks.

George Zoley - The Geo Group, Inc. — Chairman, CEO
Okay. We thank you for participating in this conference call and look forward to the next one. Thank you very much.

Operator
Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect and have a good day.